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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 1)1

                             United Stationers Inc.
                                (Name of Issuer)

                          Common Stock, par value $0.10
                         (Title of Class of Securities)

                                    913004107
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 5, 1999
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 35 Pages


-------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===============================
CUSIP No. 913004107
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           306,900
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      306,900
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         306,900
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.9%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           300,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      300,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         300,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.9%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           87,200
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      87,200
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         87,200
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           76,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      76,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         76,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           31,700
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      31,700
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         31,700
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital (CP) Investors, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      -0-
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           860,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      860,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         860,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.5%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           803,200
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      803,200
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         803,200
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,663,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,663,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,663,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,663,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,663,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,663,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,663,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,663,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,663,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,663,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,663,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,663,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           803,200
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      803,200
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         803,200
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,663,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,663,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,663,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,663,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,663,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,663,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,663,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,663,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,663,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,663,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,663,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,663,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,663,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,663,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,663,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,663,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,663,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,663,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 35 Pages

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [   ]

                                                                    (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,663,600  Shares, which is 4.9% of the  class  of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,663,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,663,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,663,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                        [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 21 of 35 Pages

     This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on May 19, 1999 (collectively, with all amendments thereto, the "Schedule 13D").2

Item 2. Identity And Background

     Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Partnerships

            (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

            (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

            (iii) Farallon Capital Institutional Partners II, L.P., a California
                  limited partnership ("FCIP II"), with respect to the Shares held by it;

            (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it;

             (v)  Tinicum  Partners,   L.P.,  a  New  York  limited  partnership
                  ("Tinicum"), with respect to the Shares held by it; and

            (vi) Farallon Capital (CP) Investors, L.P., a Cayman Islands limited partnership ("FCCP") with respect to the Shares held by it.

     FCP, FCIP, FCIP II, FCIP III, Tinicum and FCCP are together referred to herein as the "Partnerships."

--------------
     2 The original Schedule 13D was filed under CIK # 0001012168. This amendment was filed under CIK # 0000909661.

                              Page 22 of 35 Pages

      The Management Company

            (vii) Farallon  Capital  Management ,   L.L.C.,  a  Delaware limited
                  liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").3

      The General Partner Of The Partnerships

            (viii)Farallon  Partners,   L.L.C.,  a  Delaware  limited  liability
                  company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

      The Managing Members Of The General Partner And The Management Company

            (ix) The following eleven persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts: Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee
                  A. Moore ("Moore") and Thomas F. Steyer ("Steyer"); and

            (x) the twelfth managing member of the General Partner, Fleur E. Fairman ("Fairman"), with respect to the Shares held by the Partnerships.

     Boilini,  Cohen, Downes,  Duhamel,  Fairman, Fish, Fremder,  Fried, Mellin,
Millham, Moore, Steyer are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of (i) FCCP is c/o W.S. Walker & Company, P.O. Box 265 GT, Walker House, Grand Cayman, Cayman Islands and c/o Farallon Partners, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the other Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

---------------
     3 Of the Shares reported by the Management Company on behalf of the Managed Accounts, 13,300 Shares (equal to approximately 0.04% of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

                              Page 23 of 35 Pages

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen other than (i) Enrique H. Boilini who is an Argentinean citizen and (ii) David I. Cohen who is a South African citizen.

     The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 5. Interest In Securities Of The Issuer.

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnerships

                              Page 24 of 35 Pages

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 of each cover page filed herewith as well as Footnote Two hereto is calculated based upon the 33,972,965 Shares outstanding as of July 30, 1999 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 1999 filed with the Securities and Exchange Commission on August 11, 1999.

          (c) The trade dates, number of Shares purchased or sold and the price per Shares (including commissions) for all purchases and sales of the Shares by the Partnerships in the past 60 days are set forth on Schedules A-F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e) As of November 5, 1999, none of the Partnerships are deemed to be the beneficial holder of more than 5% of the Shares.

     (b) The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Shares purchased or sold and the price per Shares (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e) As of November 5, 1999, the Management Company is not deemed to be the beneficial holder of more than 5% of the Shares.

     (c) The General Partner

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

                              Page 25 of 35 Pages

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e) As of November 5, 1999, the General Partner is not deemed to be the beneficial holder of more than 5% of the Shares.

     (d) The Individual Reporting Persons

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e) As of November 5, 1999, none of the Individual Reporting Persons are deemed to be the beneficial holder of more than 5% of the Shares.

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The eleven Individual Reporting Persons who are managing members of both the General Partner and the Management Company may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Fairman, as a managing member of only the General Partner, may be deemed to be the beneficial owner of all such Shares held by the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

                              Page 26 of 35 Pages

                                   SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 9, 1999


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    And FARALLON CAPITAL (CP) INVESTORS, L.P.,
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    Thomas F. Steyer, individually and as attorney-in-fact
                    for each of Enrique H. Boilini,  David I. Cohen,
                    Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried,
                    William F. Mellin, Stephen L. Millham, and Meridee A. Moore.

     The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference.

                              Page 27 of 35 Pages

                                                                         ANNEX 1


     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.   The Management Company

      (a)   Farallon Capital Management, L.L.C.
      (b)   One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as investment adviser to various managed accounts
      (d)   Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

2.   The General Partner

      (a)   Farallon Partners, L.L.C.
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as general partner to investment partnerships
      (d)   Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

3.   The Individual Reporting Persons

     Except as stated below, each of the Individual Reporting Persons is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique H. Boilini is an Argentinean citizen whose business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. David I. Cohen is a South African citizen. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of Fairman is serving as a managing member of the General Partner. The principal occupation of each other Individual Reporting Person is serving as a managing member of both the Management Company and the General Partner.

                              Page 28 of 35 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                  NO. OF SHARES
                                   PURCHASED (P)           PRICE
       TRADE DATE                   OR SOLD (S)          PER SHARE

        11-01-99                   4,900 (S)              $25.74
        11-02-99                   2,400 (S)              $26.70
        11-03-99                   1,000 (S)              $26.79
        11-03-99                    500 (S)               $26.79
        11-04-99                   2,600 (S)              $26.67
        11-05-99                    500 (S)               $25.78



                              Page 29 of 35 Pages

                                   SCHEDULE B

                FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        11-01-99                   4,800 (S)              $25.74
        11-02-99                   2,400 (S)              $26.70
        11-03-99                   1,500 (S)              $26.79
        11-04-99                    400 (S)               $26.67
        11-04-99                   2,200 (S)              $26.67
        11-05-99                    500 (S)               $25.78



                              Page 30 of 35 Pages

                                   SCHEDULE C

               FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                 NO. OF SHARES
                                  PURCHASED (P)           PRICE
       TRADE DATE                  OR SOLD (S)          PER SHARE

        11-01-99                   1,400 (S)              $25.74
        11-02-99                    400 (S)               $26.70
        11-02-99                    300 (S)               $26.70
        11-03-99                    400 (S)               $26.79
        11-04-99                    700 (S)               $26.67
        11-05-99                    100 (S)               $25.78




                              Page 31 of 35 Pages

                                   SCHEDULE D

              FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                 NO. OF SHARES
                                  PURCHASED (P)            PRICE
       TRADE DATE                  OR SOLD (S)           PER SHARE

        11-01-99                   1,200 (S)              $25.74
        11-02-99                    600 (S)               $26.70
        11-03-99                    400 (S)               $26.79
        11-04-99                    500 (S)               $26.67
        11-04-99                    100 (S)               $26.67
        11-05-99                    100 (S)               $25.78




                              Page 32 of 35 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                 NO. OF SHARES
                                  PURCHASED (P)            PRICE
       TRADE DATE                  OR SOLD (S)           PER SHARE

        11-01-99                    500 (S)               $25.74
        11-02-99                    300 (S)               $26.70
        11-03-99                    100 (S)               $26.79
        11-03-99                    100 (S)               $26.79
        11-04-99                    300 (S)               $26.67
        11-05-99                    100 (S)               $25.78




                              Page 33 of 35 Pages

                                   SCHEDULE F

                      FARALLON CAPITAL (CP) INVESTORS, L.P.


                                  NO. OF SHARES
                                  PURCHASED (P)            PRICE
       TRADE DATE                  OR SOLD (S)           PER SHARE

        09-15-99                   5,400 (S)              $21.07
        09-16-99                   12,300 (S)             $21.06




                               Page 34 of 35 Pages

                                   SCHEDULE G

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                NO. OF SHARES
                                 PURCHASED (P)           PRICE
        TRADE DATE               OR SOLD (S)           PER SHARE

        11-01-99                 12,300 (S)              $25.74
        11-02-99                  5,900 (S)              $26.70
        11-03-99                  3,700 (S)              $26.79
        11-04-99                  6,500 (S)              $26.67
        11-05-99                  1,100 (S)              $25.78

        11-01-99                   200 (S)               $25.74
        11-02-99                   100 (S)               $26.70
        11-03-99                   100 (S)               $26.79
        11-04-99                   100 (S)               $26.67

        11-01-99                  1,400 (S)              $25.74
        11-02-99                   700 (S)               $26.70
        11-03-99                   400 (S)               $26.79
        11-04-99                   700 (S)               $26.67
        11-05-99                   100 (S)               $25.78




                              Page 35 of 35 Pages